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                                                                    EXHIBIT 99.1

[GENCORP LOGO]


News Release


CONTACTS:                  YASMIN SEYAL
                           SENIOR VICE PRESIDENT & CHIEF FINANCIAL OFFICER
                           916-351-8585

                           LINDA BEECH CUTLER
                           VICE PRESIDENT, CORPORATE COMMUNICATIONS
                           916-351-8650


FOR IMMEDIATE RELEASE


                 GenCorp's Aerojet Subsidiary Successfully Tests
                     World's Largest Monolithic Rocket Motor


SACRAMENTO, CALIF. - October 30, 2002 - GenCorp Inc. (NYSE: GY) announced that its subsidiary, Aerojet-General Corporation (Aerojet), today successfully test fired a full-scale, 67-foot solid rocket motor for Lockheed Martin's Atlas(R) V launch vehicle. Preliminary review of post- test data indicates the motor achieved all performance objectives that were specified for the test.

"This is a major accomplishment in the qualification of this new motor supporting Lockheed Martin's Atlas V launch vehicle," said Mark Kaufman, Aerojet Atlas V program director. "The test demonstrated that design criteria and manufacturing processes are in place for producing and flying a monolithic solid rocket motor of this size. This successful qualification test was a critical milestone for use of this motor on an upcoming Atlas V launch in early 2003."


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Today's test marks the second of three qualification motor firings and reflects a number of new design features that will enhance the robustness of the motor for its application on Atlas V. The third and final qualification motor firing is scheduled for early December 2002. Completion of the qualification phase is expected by early January 2003 and production of flight motors is underway to support a planned first flight in 2003.

Aerojet, headquartered in Sacramento, California, is a world-recognized aerospace and defense leader principally serving the missile and space propulsion, and defense and armaments markets. GenCorp Inc. is a multi-national, technology-based manufacturer with leading positions in the automotive, aerospace, defense and pharmaceutical fine chemicals industries. For more information, please visit http://www.aerojet.com and http://www.gencorp.com.

This release contains forward-looking statements as defined under securities laws, including statements about the beneficial use of the Aerojet solid rocket motor. Such forward-looking statements involve risks and uncertainties, which could cause actual results to differ from the statements.

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